D&E Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

(in thousands, except per-share amounts) (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Total operating revenues	$43,287	$26,830	$85,372	$46,407
Total operating expenses	36,820	27,521	73,702	46,861

Operating income (loss)	6,467	(691)	11,670	(454)
Total other income (expense)	(5,212)	(5,555)	(9,629)	(6,731)

Income (loss) from continuing operations before income taxes and dividends on utility preferred stock	1,255	(6,246)	2,041	(7,185)
Income taxes (benefit)	428	(2,288)	743	(2,437)
Dividends on utility preferred stock	17	17	33	33

Total income taxes and dividends on utility preferred stock	445	(2,271)	776	(2,404)

Income (loss) from continuing operations	810	(3,975)	1,265	(4,781)
Discontinued operations:
Gain on disposal of discontinued D&E Wireless segment, net of operating losses during phase-out period and net of income taxes of $29,199	—	55,785	—	55,785
Loss from operations of discontinued Paging business, net of income tax benefit of $24, $3, $27 and $5	(46)	(6)	(53)	(9)
Cumulative effect of change in accounting principle, net of income taxes of $177	—	—	260	—

Net Income	$764	$51,804	$1,472	$50,995

Weighted average common shares outstanding	15,453	10,722	15,437	9,047
Weighted average common shares and equivalents outstanding	15,498	10,722	15,480	9,047
Basic and Diluted Earnings (Loss) per Common Share
Income (loss) from continuing operations	$0.05	$(0.37)	$0.08	$(0.53)
Income from discontinued operations	—	5.20	—	6.17
Cumulative effect of accounting change	—	—	0.02	—

Net income per common share	$0.05	$4.83	$0.10	$5.64

Dividends per common share	$0.13	$0.13	$0.25	$0.25

Officers		Board of Directors

Anne B. Sweigart	Robert M. Lauman	John Amos	G. William Ruhl
Chairman & President	Vice Chairman &	Thomas H. Bamford	Steven B. Silverman
	Senior Executive Vice President	Paul W. Brubaker	W. Garth Sprecher
		Ronald E. Frisbie	Anne B. Sweigart
G. William Ruhl	Albert H. Kramer	Robert A. Kinsley	D. Mark Thomas
Chief Executive Officer	Senior Vice President, Operations	Robert M. Lauman	Richard G. Weidner

Thomas E. Morell	W. Garth Sprecher
Senior Vice President,	Senior Vice President & Secretary
Chief Financial Officer
&Treasurer

D&E Communications, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(in thousands, except share amounts) (unaudited)	June 30,	December 31,
	2003	2002

Assets
Current assets	$46,877	$46,885
Investments	6,549	6,455
Property, plant and equipment	318,418	310,456
Less accumulated depreciation	123,167	109,351

	195,251	201,105

Other assets
Assets held for sale	—	6,665
Goodwill	147,488	147,488
Intangible assets, net of amortization	175,865	178,964
Other	13,089	14,256

	336,442	347,373

Total assets	$585,119	$601,818

Liabilities and Shareholders’ Equity
Current liabilities	$33,547	$50,139
Long-term debt	244,630	244,966
Other liabilities	106,766	104,664
Preferred stock of utility subsidiary, series A 4 1/2%	1,446	1,446
Shareholders’ Equity
Common stock, par value $0.16, authorized shares 30,000,000	2,524	2,512
Outstanding shares: 15,492,305 at June 30, 2003; 15,413,640 at December 31, 2002
Additional paid-in capital	158,856	158,101
Accumulated other comprehensive income (loss)	(7,327)	(7,071)
Retained earnings	49,959	52,343
Treasury stock at cost, 306,913 shares at June 30, 2003; 306,910 at December 31, 2002	(5,282)	(5,282)

	198,730	200,603

Total liabilities and shareholders’ equity	$585,119	$601,818

D&E Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(in thousands) (unaudited)	Six Months Ended June 30,
	2003	2002

Cash flows from operating activities of continuing operations	$20,021	$2,721
Net cash provided by (used in) investing activities from continuing operations	1,520	(167,623)
Net cash provided by (used in) financing activities from continuing operations	(2,365)	95,963

Cash provided by (used in) continuing operations	19,176	(68,939)
Net cash provided by (used in) discontinued operations	(20,553)	75,475

Increase (decrease) in cash and cash equivalents	(1,377)	6,536
Cash and cash equivalents
Beginning of period	15,514	615

End of period	$14,137	$7,151

Dear Shareholder,

The second quarter of 2003 marked the one-year anniversary of the merger of D&E Communications, Inc., and Conestoga Enterprises, Inc. I am pleased to report that the integration of our company is proceeding as planned.

Our three local telephone companies continue to provide a solid base for our business despite a decline in wireline phones, a national trend that has emerged in recent years. Although the line count in our three phone companies is gradually declining, the loss has been less than that experienced by other companies in our industry. Several large telephone companies recently reported a decline in access lines of 3.5 percent or more for the 12 months ending June 30, 2003; D&E’s RLEC line count declined less than 2 percent during this period.

Meanwhile, we have seen solid growth in lines in our edge-out markets (CLEC) and in DSL subscribers and web hosting customers. Below is a summary of changes in line counts and subscribers during the first two quarters of 2003:

	June 30	Dec. 31	Change
	2003	2002

RLEC Lines	144,374	145,310	-0.6%
CLEC Lines	34,212	30,200	+13.3%
DSL Subscribers	6,385	5,615	+13.7%
Dial-Up Internet Subscribers	13,022	12,652	+2.9%
Web Hosting Customers	759	651	+16.6%

In the second quarter of 2003, we reported several developments related to our competitive communications services. For example, we announced that our contract to provide technology services in more than 550 Wawa convenience stores is continuing. We also launched an affinity program with the Harrisburg Regional Chamber of Commerce, in which our company offers special pricing on communications services to businesses that are members of the Chamber. This program is meant to enhance our presence in Pennsylvania’s state capital, one of our edge-out (CLEC) markets.

Revenues for the second quarter of 2003 were $43 million, compared to $27 million during the same quarter last year. Financial results for Conestoga operations are reflected in the full quarter for 2003, but were only included in last year’s results after D&E acquired Conestoga on May 24, 2002. Net income for second-quarter 2003 was $764,000, compared to $52 million in the same period of 2002. Earnings per common share were $0.05, compared to $4.83 per share in the same period last year. Net income and earnings per share in second-quarter 2002 were affected by the sale of our interest in the PCS ONE wireless operation, which resulted in a one-time, after-tax gain of approximately $56 million, or $5.20 per share.

We have also continued our focus on our capital program and returning a portion of our profits to shareholders. During the first six months of 2003, we spent $8 million primarily for computer equipment and software for our billing system upgrade and Internet e-mail system, outside plant facilities and network infrastructure. We declared a quarterly dividend of 12.5 cents per share, payable September 15, 2003, to shareholders of record as of September 2, 2003.

Finally, as previously announced, at the end of the second quarter D&E Communications was added to the Russell 3000 Index of the nation’s largest publicly-traded stocks, based on market capitalization. I hope that each of you is as pleased as I am about our company reaching this milestone.

Sincerely,

Anne B. Sweigart
Chairman & President

Any forward-looking statements concerning the development of our business are based upon the current beliefs and expectations of D&E’s management. Such statements are not guarantees of future performance, and various risks, uncertainties, and other factors could cause actual results to differ materially from our expectations. Factors that could adversely affect our business and financial performance are contained in our past and future filings with the U.S. Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements.